UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 8, 2010

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Excel Centre

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 8, 2010, Excel Trust, Inc., a Maryland corporation, and our operating partnership subsidiary, Excel Trust, L.P., entered into an unsecured revolving credit facility with Wells Fargo Securities, LLC and KeyBanc Capital Markets, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, PNC Capital Markets, LLC and U.S. Bank National Association, as Documentation Agents, and certain other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of up to $125 million, which includes a $20 million swingline subfacility and a $30 million letter of credit subfacility. We have the ability from time to time to increase the size of the revolving credit facility by up to an additional $275 million to a total of $400 million, subject to receipt of lender commitments and other conditions precedent. The maturity date is July 7, 2013 and can be extended for one year at our option.

The revolving credit facility bears interest at the rate of LIBOR plus a margin of 275 basis points to 375 basis points, depending on our leverage ratio, provided that in no event shall LIBOR be deemed to be less than 1.50%. We also are obligated pay a 0.45% fee for any unused portion of the revolving credit facility.

Our ability to borrow funds under the Credit Agreement, and the amount of funds available under the Credit Agreement at any particular time, are subject to our meeting certain borrowing base requirements related to the net operating income generated by our unencumbered properties that will comprise the borrowing base. Our unencumbered properties currently do not generate sufficient net operating income, as defined by the Credit Agreement, to satisfy the minimum borrowing base requirements, and thus we are not able to access any funds under the Credit Agreement at this time, but we expect to satisfy such requirements and have access to funds by the end of this year. We will also be subject to ongoing compliance with a number of customary restrictive covenants, including:

•

a maximum leverage ratio (defined as total liabilities to total asset value) of 0.50 : 1.00, provided, however, that on the date, and at all times during the period, that we establish a borrowing base of at least 15 properties with a value of at least $125 million, the maximum leverage ratio will be 0.55 : 1.00,

•

a minimum fixed charge coverage ratio (defined as adjusted earnings before interest, taxes, depreciation and amortization to fixed charges) of 1.75 : 1.00 as of the end of each fiscal quarter ending on or after June 30, 2011, unless our liquidity is less than $40 million prior to that time, in which case the ratio would be 1.45 : 1.00 as of the end of each fiscal quarter ending 90 days thereafter and 1.60 : 1.00 as of the end of each fiscal quarter ending 180 days thereafter,

•	a maximum secured indebtedness ratio (defined as secured indebtedness to total asset value) of 0.35 : 1.00,

•	a maximum unencumbered leverage ratio (defined as unsecured indebtedness to unencumbered asset value) of 0.55 : 1.00,

•	a minimum unencumbered interest coverage ratio (defined as unencumbered net operating income to unsecured interest expense) of 2.00 : 1.00, and

•	a minimum tangible net worth equal to approximately $169 million plus 80% of the net proceeds of any additional equity issuances.

Under the Credit Agreement, our cash dividends may not exceed the greater of (1)(a) during the period from October 1, 2010 to June 30, 2011, 110% of our funds from operations, and (b) beginning on July 1, 2011, 95% of our funds from operations, and (2) the amount required for us to qualify and maintain our REIT status. If an event of default exists, we may only make distributions sufficient to qualify and maintain our REIT status.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit	Description of Exhibit

10.1	Credit Agreement, dated July 8, 2010, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc. , as Parent, Wells Fargo Securities, LLC and KeyBanc Capital Markets, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, PNC Capital Markets, LLC and U.S. Bank National Association, as Documentation Agents, and certain other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2010

Excel Trust, Inc.

By:	/S/ JAMES Y. NAKAGAWA
James Y. Nakagawa
Chief Financial Officer

EXHIBITS

Exhibit	Description of Exhibit

10.1	Credit Agreement, dated July 8, 2010, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc. , as Parent, Wells Fargo Securities, LLC and KeyBanc Capital Markets, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, PNC Capital Markets, LLC and U.S. Bank National Association, as Documentation Agents, and certain other lenders party thereto.